As filed with the Securities and Exchange Commission on June 14, 2004

Registration No. 333-115920

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

KINGSWAY AMERICA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6331	98-0180930
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

150 Northwest Point Boulevard, 6th Floor

Elk Grove Village, Illinois 60007

(847) 871-6400

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Ms. Kelly Marketti

Kingsway America Inc.

150 Northwest Point Boulevard, 6th Floor

Elk Grove Village, Illinois 60007

(847) 871-6400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,

of Agent For Service)

KINGSWAY FINANCIAL SERVICES INC.

(Exact Name of Registrant as Specified in Its Charter)

Ontario	6331	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5310 Explorer Drive, Suite 200

Mississauga, Ontario L4W 5H8

(905) 629-7888

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Ms. Kelly Marketti

Kingsway America Inc.

150 Northwest Point Boulevard, 6th Floor

Elk Grove Village, Illinois 60007

(847) 871-6400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,

of Agent For Service)

Copies to:

Janet O. Love, Esq

Lord, Bissell & Brook LLP

115 S. LaSalle St

Chicago, IL 60603

(312) 443-0700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
7.50% Senior Notes due 2014	$125,000,000	100%	$125,000,000	$15,838
Guarantee of Kingsway Financial Services Inc. with respect to the above-referenced Notes	—	—	—	—

(1)	The notes are being offered (i) in exchange for 7.50% Senior Notes due 2014 previously sold in transactions exempt from registration under the Securities Act of 1933 and (ii) upon certain resales of the notes by broker-dealers. The registration fee was computed based on the total face value of the 7.50% Senior Notes due 2014 solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933.
(2)	Registration fee previously paid in connection with the initial filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Amendment No. 1 to the Registration Statement (Reg. No. 333-115920) is being filed with the Securities and Exchange Commission by Kingsway America Inc. and Kingsway Financial Services Inc. solely to add exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.     Indemnification of Directors and Officers

Under the Corporations Act (Ontario), Kingsway Financial may indemnify a present or former director or officer or a person who acts or acted at Kingsway Financial’s request as a director or officer of another corporation of which Kingsway Financial is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of Kingsway Financial, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from Kingsway Financial as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

In accordance with the Corporations Act (Ontario), Kingsway Financial’s by-laws provide that it shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Kingsway Financial’s request as a director or officer of another corporation of which Kingsway Financial is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such body if he acted honestly and in good faith with a view to the best interests of Kingsway Financial, and, in the case of a criminal action or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Kingsway Financial has purchased directors’ and officers’ liability insurance for the directors and officers of Kingsway. The aggregate annual premium paid by Kingsway Financial is $672,314. The annual insurance coverage under the policy is limited to $50 million per policy year. There is a $1 million deductible provision for any claim made by Kingsway Financial, but no such deductible provision for claims made directly by any director or officer.

As permitted under the Delaware General Corporation Law, Kingsway America’s Certificate of Incorporation and bylaws eliminate the personal liability of a director to Kingsway America and its stockholders for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated or limited for (i) any breach of the director’s duty of loyalty to Kingsway America or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.

Kingsway America’s Certificate of Incorporation and bylaws also provide for indemnification of officers, directors, employees and agents of Kingsway America to the full extent allowed by Delaware law, provided that, in the event of an action or suit by or in the right of Kingsway America, the person shall be indemnified only to the extent of his expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit and not for judgments, fines or amounts paid in settlement. The Delaware General Corporation Law authorizes indemnification of officers, directors and persons serving other entities in certain capacities at the request of Kingsway America, subject to certain conditions and limitations set forth therein, against all expenses and liabilities incurred by or imposed upon them as a result of actions, suits and proceedings brought against them in such capacity if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Kingsway America.

The registration rights agreements and purchase agreements provide for indemnification by the initial purchaser of the Registrants and their officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 21.    Exhibits and Financial Schedules

(A) Exhibits

See Exhibit Index.

(B) Financial Statement Schedules

The following Kingsway financial statement schedules are included as part of this registration statement immediately following the signature pages.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or ir shown in the financial statements or the notes thereto.

ITEM 22.    Undertakings

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of either registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) of 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrants hereby undertake: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Kingsway Financial Services Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Country of Canada, on June 14, 2004.

KINGSWAY FINANCIAL SERVICES INC.

By:	/S/ WILLIAM G. STAR
William G. Star,
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ WILLIAM G. STAR William G. Star	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 14, 2004

/S/ W. SHAUN JACKSON W. Shaun Jackson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 14, 2004

* David H. Atkins	Director	June 14, 2004

* John L. Beamish	Director	June 14, 2004

* Thomas A. Di Giacomo	Director	June 14, 2004

* Bernard Gluckstein	Director	June 14, 2004

* J. Brian Reeve	Director	June 14, 2004

* F. Michael Walsh	Lead Director	June 14, 2004

*	The undersigned, by signing his name hereto, does hereby sign this Amendment No. 1 to the Registration Statement on behalf of each of the above-indicated persons pursuant to a power of attorney executed by each such person.

By:	/S/ WILLIAM G. STAR
William G. Star Chairman, President and Chief Executive Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the undersigned as the duly authorized representative of Kingsway Financial Services Inc. in the United States.

By:	/S/ KELLY MARKETTI
Kelly Marketti

SIGNATURES

Pursuant to the requirements of the Securities Act, Kingsway America Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, Illinois, on June 14, 2004.

KINGSWAY AMERICA INC.

By:	/S/ W. SHAUN JACKSON
W. Shaun Jackson Vice President and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ JOHN CLARK John Clark	Vice President and Director	June 14, 2004

/S/ W. SHAUN JACKSON W. Shaun Jackson	Vice President and Director	June 14, 2004

/S/ WILLIAM G. STAR William G. Star	Director	June 14, 2004

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
4.1	*	Indenture, dated as of January 28, 2004, between Kingsway America Inc. and Kingsway Financial Inc. and BNY Midwest Trust Company

4.2	*	Registration Rights Agreement dated as of January 28, 2004 among Kingsway America Inc. and Kingsway Financial Inc. and the initial purchasers named therein.

4.3	*	Registration Rights Agreement dated as of March 15, 2004 among Kingsway America Inc. and Kingsway Financial Inc. and the initial purchasers named therein.

5.1	*	Opinion of Lord, Bissell & Brook LLP

5.2	*	Opinion of Fogler, Rubinoff LLP

8.1	*	Tax Opinion of Lord, Bissell & Brook LLP (included in Exhibit 5.1)

10.1	*

Second Amended Credit Agreement dated March 5, 2004 among Kingsway Financial Services Inc., Kingsway U.S. Finance Partnership, Kingsway America Inc. as guarantor, Canadian Imperial Bank of Commerce as administrative agent, LaSalle Bank National Association as syndication agent, the Bank of Nova Scotia as documentation agent and the lenders named therein

10.2	*	First Amendment to the Second Amended Credit Agreement dated as of March 11, 2004 to the Credit Agreement dated as of March 5, 2004.

23.1	*	Consent of KPMG LLP Canada as Auditors

23.2	*	Consent of KPMG LLP U.S. as Auditors

23.3	*	Consent of KPMG LLP as Appointed Actuary

23.4	*	Consent of Lord, Bissell & Brook LLP (included in Exhibit 5.1)

23.5	*	Consent of Fogler, Rubinoff LLP (included in Exhibit 5.2)

24.1	*	Power of Attorney

25.1	*	Statement of Eligibility under the Trust Indenture Act of 1939 of BNY Midwest Trust Company as Trustee under the Indenture

99.1	*	Form of Letter of Transmittal

99.2	*	Form of Notice of Guaranteed Delivery

99.3	*	Form of Exchange Agent Agreement

99.4		Form of Letter to Brokers, Dealers, Trust Companies and Other Nominees

99.5		Form of Letter to Client

*	Previously filed.